EXHIBIT 10.26


                       2007 General Manager Bonus Plan
                       -------------------------------

      The Board of Directors of Jack Henry & Associates, Inc. hereby establishes the following as the 2007 General Manager Bonus Plan for the company's non-commissioned General Managers, General Counsel, Corporate Secretary, and Controller (the "General Managers") this 31st day of August, 2006:

      Following the end of the current fiscal year (July 1, 2006 - June 30, 2007), the General Managers shall be paid a performance-based bonus of up to the percentage of their annual salary paid during the fiscal year set forth in the following table. No bonuses shall be paid under this plan to any General Manager unless the company attains a growth in earnings per share (the "EPS Goal") of at least 14% for the current fiscal year. If the EPS Goal is attained, then the General Manager shall be eligible for a cash bonus of up to the following percentage of his or her base annual salary:

                  EPS Goal    Bonus Percentage
                  --------    ----------------
                     14%           7.5%
                     15%            20%
                     16%            25%
                     17%            30%
                     18%            35%
                     19%            40%
                     20%            45%

      Half of the bonus amount would be paid to each of the General Managers upon attainment of the EPS Goal. The remaining half of the bonus amount shall be paid to a General Manager if specific departmental or other objectives are attained by the General Manager. These specific objectives for each General Manager shall be established by the executive officer to whom the General Manager reports.